Exhibit 10.166

LEASE AGREEMENT

This lease made at San Juan, Puerto Rico, this between JLR HOLDINGS, LLC with Employee 5 Identification Number (EIN) [*] a Puerto Rico Limited Liability Corporation (Landlord), and BF PRIME, LLC with Employee Identification Number (EIN) [*] a Puerto Rico Limited Liability Company (Tenant) . Also, on behalf of the Tenant, to provide his personal guarantee, Mr. Joseph La Rosa and Deana La Rosa, both of legal age, married to each other, executives and with residence in Celebration, Florida, USA (“Personal Guarantor”).

Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Premises (as defined in section 1.01), subject to the following terms and conditions:

ARTICLE I. LEASE SCHEDULE

The following definitions shall apply to the various provisions of this Lease:

Section 1.01 Premises: Landlord, for and in consideration of the covenants contained in this Lease and made on the part of Tenant, does hereby demise and lease into Tenant, and Tenant does hereby lease from Landlord, the space more particularly described in Exhibit “A” (Floor Plan) of approximately 1,906.50 square feet identified as Suite 218, located on the second floor of Isla Verde Mall and defined to include a concrete built facility (shell) comprising finished (pulido) floor, walls, rough concrete ceiling, electrical pipes to the premises and sanitary and water piping installations, together with all of Landlord’s easement rights and appurtenances thereto, and all necessary easements and appurtenances in Landlord’s adjoining and adjacent land, highways, roads, streets, lanes, whether plic or private, reasonably required for the installation, maintenance, operation and service of sewer, water, gas, drainage, electricity and other utilities and for driveways and approaches to and from abutting highways, for the use and benefit of the above described parcel of real estate, including the improvements to be erected on the property (collectively referred to as “the premises” or “Demised Premises”).

Section 1.02: Expiration Date: The anniversary of the last Day of the month during which the Term of this Lease commences.

Section 1.03: Rent:

Minimum Rent. Minimum Rent Shall be payable at the annual rate $35,079.60 payable in monthly installments of $2,923.30 on the first day of each month for the Term, on the basis of approximately 1,906.50 square feet rentable area Suite 218. For the Extention Term Minimum Rent Shall be payable at the annual rate $40,341.54 payable in monthly installments of $3,361.80 on the first day of each month for the Extended Term. Also rent includes Common Area Maintenance Cost, Property Taxes, Waste Disposal and five (5) Free Parking Spaces.

Real Estate taxes pertaining to the Premises, including but not limited to equipment, machinery, goods, furniture and/or inventory, are not included in the Minimum Rent and shall be payable by Tenant.

Section 1.04: Rent increase: as set forth in Section 5.02.

Section 1.05: Taxes. (See Section 5.04).

Section 1.06: Common Area Charge. (See Section 11.04).

Section 1.07: Plans and Specifications. The Landlord’s and Tenant’s Plans and Specifications and Tenant itemized construction cost shall be considered as part of this Lease. (See Section 3.01-3.02-3.05). Tenant’s aforesaid documents will be submitted to Landlord not later than sixty (60) days from the date-._a f execution of this contract.

Section 1.08: Outside Date.   (See Section 4.04).

Section 1.09 Use:

(a) Permitted Use: Tenant shall use and occupy the Premises for the operation of Proffessiona Offices. Tenant agrees not to use or permit the use of the Premises for any other purpose which conflicts with the permitted use Clause of any other lessee without prior written consent of Landlord, which consent shall not be unreasonably withheld.

(See Section 9.01 and 10.01).

(b) Tenant’s Mode of Operation.  (See Section 9.02)

(c) Tenant’s Business Name

Real Estate

Section 1.10: Shopping Mall

(a) Name. “ISLA VERDE MALL”

(b) Location. Ave. Los Gobernadores, Esq. Calle Dalia, Isla Verde, Carolina, PR 00979

Section 1.11: Notice Addresses

Landlord’s Notice Address:

P.O. Box 29185

San Juan PR 00929-0185

(b) Landlord’s Notice Copy Address: As may be requested by notice duly given.

(c) Tenant’s Notice Address:

1420 Celebration Blvd.

Suite 200

Celebration, Florida, 34747

(d) Tenant’s Notice Copy Address: As may be requested by notice duly given.

ARTICLE II. DEFINITIONS

As used in this Lease, the following terms have the following meanings:

Common Area. The entire Shopping Center, except the portions thereof upon which lessees’ buildings, structures, or other improvements have been or are to be erected.

Section 2.02: Expiration Date.

If the Term has been extended or if this Lease has been renewed, the Expiration Date shall be the last day of the Term as so extended or renewed. If this Lease is canceled or terminated prior to the originally fixed Expiration Date, then the Expiration Date shall be the date on which this Lease is so canceled or terminated. But if this Lease is canceled or terminated prior to the originally fixed Expiration Date by reason of Tenant’s Default, Tenant’s liability under this Lease shall continue as provided in Section 15.02 hereof.

Section 2.03: Landlord’s Work. The construction and other work designated as Landlord’s work in the Plans and Specifications.

Section 2.04: Mortgage. Any mortgage, deed to secure debt, or deed of trust which may now or later encumber or be a lien upon the Premises, the Shopping Mall, the real property of which the Shopping Mall forms a part, or Landlord’s interest in any of them; and extension of any instrument referred to in this Section.

Section 2.05: Mortgagee. The holder of any Mortgage.

Section 2.06: Parking Area. The Portions of the Shopping Center which are designated as such by Landlord from time to time, subject to the provisions of Article XI.

Section 2.07: Person. An individual, fiduciary, estate, trust, partnership, firm, association, corporation, or other organization, or a government, governmental authority.

Section 2.08: Pro Rata Share. The proportion that the governmental agency or floor area of the premises bears to the total Floor Area of all the leased space of the buildings situated in the Shopping Mall.

Section 2.09: Repair. Includes the words “Replacement and restoration”, “Replacement or restoration”, “replace and restore”, or “replace or restore”, as the case may be.

Section 2.10: Tenant’s Agents. Includes Tenant’s employees, servants, licensees, tenants, subtenants, assignees, contractors, heirs, successors, legatees, and devisees.

Section 2.11: Tenant’s Work. Any construction, installation or other work designated as Tenant’s Work in the Plans and Specifications.

ARTICLE III. Landlord’s and Tenant’s Work.

Section 3.01: Landlord’s Work. Landlord has constructed and installed all common areas and facilities of the Shopping Mall, as shown in the Plans and Specifications, at its sole cost and expense. The same shall include, but not be limited to, any walls, fences and gates surrounding the Shopping Mall, all rain water drainage systems, all blacktopping and line painting of parking areas up to the perimeter of the space reserved for the Premises, landscaping, the provision of primary electrical, water supply and sewage lines (excluding meters) to the perimeter of the space reserved for the Premises.

Section 3.02: Landlord’s Duty to Construct.

(a) All work required as Landlord work has been done and all permits from the government agencies have been obtained for the Shopping Mall.

(b) Within a reasonable time after this Lease has been executed and delivered, Landlord will supply the Use Permit of the Shopping Mall to Tenant.

Section 3.03: Delivery of Possession:

(a) Delivery of possession shall be deemed to have occurred when (i) Landlord shall have tendered possession of the Space to Tenant.

Section 3.04: Rights of Entry.

Upon delivery of Possession, Tenant may enter the premises and shall begin to perform Tenant’s Work and prosecute the same diligently and in a workmanlike manner in order to open Tenant’s store to the public. All entry to premises by Tenant, and all of Tenant’s Work shall be done at Tenant’s sole risk and expense. All of Tenant’s work shall be performed in accordance with good construction practices and applicable legal requirements. Tenants shall comply with all of Landlord’s reasonable construction and labor regulations, and with the insurance requirements. Landlord shall not unreasonably interfere with any work being performed or to be performed by Tenant. Before commencing any work, Tenant will submit to Landlord all the insurance required and the plans and specifications of the work to be performed at its store, such work must be approved by Landlord.

Section 3.05: Tenant’s Work. Tenant shall obtain the construction permit for its store and shall construct and install a store (hereinafter referred to as the “Store”) in the configuration, dimensions, and specifications shown in the Plans and Specifications delivered to Landlord and stock the store for store opening. and decorate, equip Tenant shal1 have the right to install and erect such other temporary and permanent structures within, above, and beneath, the Premises as it may prefer from time to time. In each and every case, Tenant shall do all work at its own cost, and shall indemnify and hold Landlord harmless by reason of work men and/or materialmen’s claims and from any other claims arising from the performance of Tenant’s Work. Except where otherwise specified, all work to be performed within the periphery of the Premises shall be presumed to be a part of Tenant’s Work, and all work to be performed outside the periphery of the Premises shall be presumed to be a part of Landlord’s Work, or other lessee’s Work.

Section 3.06: Title to Building. Excepting the distinctive characteristics of Tenant’s business and Tenants trade fixtures; all other property installed in the premises leased to Tenant shall be vested to Landlord free and clear of any lien, mortgage or debts.

Section 3.07: Acceptance of Possession.

Within a seven-day period after Delivery of Possession, Tenant shall give Landlord notice of any contended defects in Landlord’s work from the requirements of this Lease. Any defect or variance, other than hidden construction defect, not so set forth shall be deemed waived by tenant. If Tenant shall fail to give such notice, it shall waive all rights with respect to such defects or variances. Upon the expiration of the period, the Premises shall be conclusively deemed to accepted by Tenant unless Tenant shall give the notice. If Tenant shall notify Landlord of any defects during the seven-day period, the Premises seven-day have been aforesaid contended shall be conclusively deemed accepted by Tenant subject to repair and correction of the defects or variances set forth in the notice. At any time after the expiration of the seven-day period, upon request of Landlord, Tenant shall execute a certificate certifying that the Premises were accepted in accordance with the foregoing.

ARTICLE IV. TERM.

Section 4.01: Commencement of Term.

Tenant shall have and hold the Demised Premises for a term of five (5) years, commencing on January 1st, 2025 and ending on December 31st, 2029. When the term of this Lease is ascertainable and specifically fixed, Landlord and Tenant shall enter into a supplement agreement which shall specify the actual date for the expiration of the original term of this Lease and the commencement of accrual of rent payable by Tenant.

Section 4.02: Recording of Lease. Upon request of Tenant, Landlord shall join in the execution of a Deed of Ratification of Lease in recordable form and substance to which shall be attached a fully executed counterpart original of this Lease. All expenses and fees of execution and recording of the Deed of Ratification, if required by Register of Property shall be paid by Tenant. The Deed shall be executed before a Notary selected by Tenant.

Section 4.03: Extension of Term. Tenant shall have the option to extend the term for one (1) additional period of five (5) years, commencing on the date following the originally fixed expiration date. The tenancy resulting form the exercise of said option shall be upon the same terms and conditions set forth in this Lease, except for the Minimum Rent which is hereby fixed as stated in Section 5.02. The option may be exercised only upon written notice thereof by Tenant to Landlord at least six (6) months prior to the Expiration Date as then constituted. If (i) Tenant shall fail to exercise the option during the period when the option is available, or (ii) this Lease is no longer in full force and effect for any reason, the option shall be void. Upon expiration of such additional period, Tenant shall have no further option to extend the Term.

Section 4.04: Outside Date. If Delivery of Possession shall not occur prior to or on the Outside Date designated in Section 1.08, Tenant shall have the right to cancel this Lease by giving sixty (60) days notice of cancellation to Landlord. If Delivery of Possession shall occur after the giving of the notice but prior to the expiration of the sixty-day period, such notice shall be deemed null and the validity of this Lease shall be reinstated. Tenant’s right to cancel this Lease in accordance with the foregoing shall be Tenant’s sole remedy with respect to failure of Landlord to deliver possession on or before the Outside Date or to perform Landlord’s Work.

ARTICLE V. RENT, TAXES.

Section 5.01: Minimum Rent. During the Term, Tenant shall pay Minimum Rent to Landlord without notice or demand thereof at the annual rate set forth in Subsection 1.03. Except for the first installment, Minimum Rent shall be paid in equal monthly installments in advance. The first monthly installment shall be due on the Commencement Date. Each subsequent installment shall be due on the first (1st) day of each month next ensuing after the Commencement Date during the Term. If the Commencement Date is not the first day of any month, Minimum Rent for the first month shall be one-thirtieth of a normal monthly rent installment for each day of the period from the Commencement Date to and including the last day of the month in which the Commencement Date occurs. If the Expiration Date shall not be the last day of a month, Minimum Rent for the month in which the Expiration Date occurs shall be one-thirtieth of a normal rent installment for each day of the period from the first day of that month to and including the Expiration Date.

Section 5.02: Increase of Minimum Rent: The minimum rent fixed in Section 5.01 to be in force starting on the Commencement Date shall increase as follows, for the periods hereinafter set forth:

		Yearly Rent
a)	Commencement date to 5th year anniversary:	$35,079.60

OPTION:

b)	pt day of 6th year to 10th year anniversary:	$40,341.54

Section 5.03: Lease Year. The first Lease Year shall commence on the Commencement Date and shall end on the last day of the month in which the Commencement Date occurs. Each Lease Year other than the first lease Year shall commence on the date next following the expiration of the previous Lease Year and shall continue for a period of one full year therefrom except the last Lease Year, which shall end on the Expiration Date.

Section 5.04: Taxes.

(a) For the purposes of this Section 5.04, the word “taxes” shall include all taxes attributable to improvements now or hereafter made to the Shopping Center or any part thereof or attributable to the present or future installation in the Shopping Center or any part thereof of fixtures, machinery or equipment, all real estate taxes, assessments, water and sewer and other governmental impositions and charges of every kind and nature whatsoever, nonrecurring as well as recurring, special or extraordinary as well as ordinary, foreseen or unforeseen and each and every installment thereof, which shall or may during the term of this Lease be levied, assessed or imposed, or become due and payable or become liens upon, or arise in connection with the use, occupancy or possession of, or any interest in the Shopping Center or any part thereof, of any land, buildings or other improvements therein. The word “taxes” shall not include any charge, such as water, electricity and sewer charged by the different agencies of the government and are paid directly to the government by the Tenant.

(b) Real Estate Taxes. Landlord shall be under a duty to pay promptly in the first instance all real estate taxes which may be levied or assessed against the land of the Shopping Center. Tenant shall, within thirty (30) days after notice from Landlord enclosing a copy of proof of payment, reimburse to Landlord Tenant’s Pro Rata Share of the discounted real estate taxes so paid by Landlord. Real Estate Taxes shall not be included in the cost of maintenance of the common areas of the Shopping Center.

Tenant shall pay all real estate taxes pertaining to the Premises and shall do so within five (5) days of the date of commencement of each fiscal year (July One (1.). Landlord, at its option may exercise its right to pay these taxes as provided in Section 5.04 (b).

(c) Other Taxes. Other taxes shall mean and include taxes (other than real estate taxes) and assessments imposed or levied upon the Shopping Center during any tax year, whether general or special, ordinary or extraordinary, foreseen or unforeseen, but shall not include interest and penalties by reason of late or installment payments nor any inheritance, estate, succession, gift, corporation, income or profit tax or capital levy imposed upon or payable by landlord. Other Taxes shall be included in the cost of maintenance of the common areas of the Shopping Center.

(d) If Landlord must pay any real estate taxes levied against the Shopping Mall it shall do so and Tenant agrees to pay Landlord, as additional rent, tenant’s proportionate share of real property taxes levied against the Shopping Center. Landlord will submit to Tenant a copy of the real property tax bill which shall be sufficient evidence of the amount of real property taxes assessed or levied against the Shopping Center and Tenant agrees to pay Landlord within ten (10) days of receipt of such real property tax bill his proportionate share as defined in Section 2.07. Property taxes shall not be included in the cost of maintenance of the common areas of Shopping Center.

Section 5.05: Additional Rent. Wherever it is provided in this Lease that Tenant is required to make any payment to Landlord, such payment shall be deemed to be additional rent and all remedies applicable to the non-payment of rent shall be applicable thereto.

Section 5.06: No Offset.

Rent and Additional Rent shall be paid without any demand therefor and without any counterclaims, setoffs, deductions or defenses whatsoever.

ARTICLE VI. ALTERATIONS BY TENANT.

Section 6.01: Alterations by Tenant.

{a) Tenant may make alterations to the Premises from time to time without reducing the usable area of the Building and provided that such alterations shall be performed in a good and workmanlike manner in accordance with all applicable legal requirements and Insurance Requirements.

(b) Tenant may make non-structural alterations to the interior portions of the Premises as long as the alterations do not impair the safety or the value of the Premises. Alterations to the plumbing, electrical and air conditioning systems of the Premises shall be deemed to be non-structural alterations as long as these alterations do not adversely affect the roof, exterior walls, columns, beams, or foundation of the Premises.

{c) To perform any alteration, Tenant will submit to Landlord a detailed plan with the proposed alteration or modification and shall obtain Landlord approval, in writing, before commencing the work.

Section 6.02: Mechanics’ Liens. If any mechanic’s or materialman’s lien is filed against the Premises or the Shopping Mall as a result of any work or act of Tenant, Tenant shall bond or discharge the lien within thirty (30) days after the filing of the lien.

Section 6.03: Signs. Subject to Landlord’s prior written approval as to design and location which approval shall not be unreasonably withheld, Tenant shall have the right to install and maintain its signs affixed to the exterior of the premises, but not on transparent portions of Tenant’s store front in a way that prevents visibility of the store premises from the outside. All signs shall be subject to applicable legal requirements and Insurance Requirements. Tenant shall pay for all permits and licenses required in connection with its signs.

ARTICLE VII. REPAIRS, COMPLIANCE, SURRENDER

Section 7.01: Repairs by Landlord.

(a) Landlord shall clean, maintain, paint and make all necessary repairs to all of the Common Areas, including all utilities passing through or under the same, all parking areas, all lighting, and walls and fences enclosing the Shopping Mall.

(b) Landlord shall make necessary repairs to Landlord’s Work whenever the need therefor arises throughout the Term, including repairs to utility lines up to the point of their entry into the Premises. Landlord shall not be required to begin to perform any such repair until a reasonable time (not to exceed fifteen (15) days) after Tenant notifies Landlord of the need for a repair.

Section 7.02: Repairs by Tenant. Tenant shall clean, maintain, paint and make all necessary repairs to the Premises which are necessary to keep the Premises clean and sanitary, in good order and repair, in a safe, dry and tenantable condition. In the event Landlord requires Tenant to perform such repairs, Tenant will commence to perform them within a reasonable period not to exceed fifteen (15) days.

Section 7.03: Compliance. Tenant shall observe and comply promptly with all present and future legal requirements and Insurance Requirements relating to or affecting the Premises, the use and occupancy thereof, and any sign of Tenant.

Section 7.04: Electrical Lines. If Tenant installs any electrical equipment that overloads the lines of the Premises or the Shopping Mall, Landlord may require Tenant to make whatever changes may be necessary immediately to avoid such overload. The foregoing shall not apply to any overloading of lines resulting from Landlord’s failure to perform Landlord’s Work in accordance with the Plans and Specifications.

Section 7.05: Emergency Repairs.

(a) If, in an emergency, it shall become necessary to make promptly any repairs or replacements required to be made by Tenant, Landlord may re-enter the Premises and Proceed forthwith to have the repairs or replacements made and pay the cost thereof. Within thirty (30) days after Landlord renders a bill therefor, Tenant shall reimburse Landlord for the cost of making the repairs.

(b) If Landlord shall make an emergency repair on behalf of Tenant, and Tenant fails to pay the bill rendered, the amount of the bill shall be deemed additional rent.

Section 7.06: Surrender of Premises. On the Expiration Date, Tenant shall quit and surrender the Premises broom clean and in good condition and repair, except for reasonable wear and tear. All alterations, fixtures, installations, additions and improvements which are attached in any way to the Premises shall become the property of Landlord without charge to Landlord and clear of any lien, mortgage or debt and shall remain upon and be surrendered with the Premises as a part thereof, except that Tenant shall have a right to remove its signs and other distinctive characteristics of its business and shall also have a right to remove its trade fixtures, furniture, equipment and shelving not attached and that can be removed without damaging the premises.

Section 7.07: Ownership or Improvements.

(a) All betterments and improvements in or upon the Demised Premises, made by either party (except Tenant’s personal property, furniture and furnishings, signs and trade fixtures) including all affixed lighting fixtures, heating, ventilating and air conditioning equipment, and all pipes, ducts, conduits, wiring, paneling, partitions, railing, mezzanine floors, galleries and the like shall become the property of Landlord and shall remain upon and be surrendered with the Demised Premises at the expiration date or at the cancellation of this lease if sooner than the original expiration date.

(b) Tenant shall not assign, lien, encumber, chattel mortgage or create a security interest in and to or upon the Demised Premises or to any equipment that will be vested to Landlord without first obtaining in each and every instance the prior written consent of Landlord. Any consent by Landlord to such security interest shall be held to apply only the specific transaction thereby authorized and shall constitute a waiver of the necessity for such consent to any subsequent transaction. Any violation of the terms of this provision by Tenant shall be without force and effect and shall but be binding upon Landlord.

Section 7.08: Right to Terminate.

Permits: Tenants has entered into this Lease in the expectation of obtaining, after expiration of all applicable appeal periods, all permits, licenses, permissions and/or other authorizations (collectively called “permits”) necessary for the construction upon the Demised Premises of a complete facility, including Tenant’s signs built according to Tenant’s plans and specifications (including sewer disposal system ( s) in connection with the facility deemed necessary or desirable by Tenant) and for the operation of the facility upon the Demised Premises, seven (7) days a week. Tenant agrees to apply for permits without unreasonable delay after execution of this Lease and Landlord agrees to execute such document, make such appearances and do such other things as Tenant may reasonably request. Subject to the Commencement Date schedule, Tenant or Landlord may (but shall not be obligated to) cancel this Lease if, after first application, permits are denied or are not obtained within One Hundred Twenty (120) days. If Landlord elects to cancel this Lease as provided herein, Tenant shall have ten (10) days after receiving Landlord’s written notice of cancellation to waive, in writing, the permit contingency. If Tenant does not waive the permit contingency, this Lease will terminate and be of no further force and effect, ten (10) days after Tenant’s receipt of the notice.

ARTICLE VIII. SERVICES AND UTILITIES

Section 8.01: Electric Services: Tenant shall cause an electric meter to be installed for the Premises. Tenant shall pay for all electricity consumed at the Premises directly to the electric power authority.

Section 8.02: Hot Water, Air Conditioning. Tenant shall supply its own requirements of hot water and air-conditioning equipment with respect to the premises, including maintenance and utility expenses of such equipment. Tenant is obligated to operate the air conditioning unit (s) uninterruptedly during the store is opened for business.

Section 8.03: Water Meter. Tenant shall cause to be installed a water meter at the Premises. Tenant shall pay for water consumed at the Premises as shown on the meter. In addition, Tenant shall pay any sewer rent or charge; or any other tax, rent, levy or charge imposed in connection with Tenant Is, use consumption or supply of water, water system or sewerage connection or system. If any sewer or water rent, charge, tax or levy is imposed against the Shopping Mall, Tenant shall pay its Pro Rata share thereof.

Section 8.04: Payment for Utility Services. The payments Tenant is required to make under Section 8.01, 8.02 and 8.03 shall be made within ten (10) days after a bill is rendered with respect thereto.

Section 8.05: Electrical Substation

Landlord has installed the electrical substation for the Shopping Mall.

Section 8.06: Grease-Trap

Tenant if required, shall install a grease trap and connect same to the public sewer line in accordance with the rules and regulation of A A A before commencing operation and shall obtain the necessary approval from government agency. Tenant shall clean same as many times as necessary and as required by government’s agency.

Section 8.07: Sprinkler system

Landlord will supply the main line. The distribution of its premises, pertain to Tenant, as approved by the Governments Agency and as shown on the plans. Tenant shall obtain the approval of the “Departamento de Bomberos de Puerto Rico” and of any other Government Agency.

ARTICLE IX. USE AND OPERATION

section 9.01: Use. Tenant shall use the _Premises for the uses designated as Permitted uses in subsection 1.09 (a} subject to applicable legal requirements and for no other purpose.

Section 9.02: Continuous Operation.

(a} Tenant shall conduct its business in the Premises continuously on all days and at all hours during which the Shopping Mall’ is open.

(b) Tenant shall keep its store continuously, fully stocked with high-quality, salable merchandise.

(c) Tenant shall keep its store fully staffed with employees.

(d) Tenant shall operate its store as a typical operation designated as Tenant’s operation in subsection 1.09 (b) as presently conducted in a majority of its stores in Puerto Rico.

(e) Tenant shall use its best efforts to achieve a maximum sales volume in the Premises.

(f) Tenant shall conduct its business under the name designated as Tenant’s Business Name in subsection 1.09 (c).

(g) Notwithstanding anything to the contrary, to the extent permitted pursuant to legal requirements, Tenant may keep its store open for business on any day on which it is legal to do business.

(h) Tenant shall not be obliged to comply with subsections (a), (b), (c), and (e) of Section 9.02 in each of the following circumstances:

(i) When prevented from doing so by reason of Force Majeure, and

(ii) during reasonable periods in which it is making major repairs or alterations to the Premises.

Section 9.03: Store Operations.

(a) Window display lights. Tenant shall keep the display windows in the Premises electrically lighted during such reasonable periods of time as may be prescribed by Landlord.

(b) Non-selling space. Tenant shall use for office, clerical or other non-selling purposes only such space in the Premises as is reasonably required for Tenant’s business therein and shall not perform any office or clerical function in the Premises for any other store.

(c) Keeping Premises Clean. Tenant shall keep the Premises (including exterior and interior portions of all windows, doors and all other glass) in a neat and clean condition, pursuant to Landlord’s requirements.

(d) Paying Taxes. Tenant shall pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business or upon Tenant’s fixtures, furnishing or equipment in the Premises.

(e) Paying License Fees. Tenant shall pay when and as due all license fees, permit fees and charges of a similar nature for the conduct by Tenant or any subtenant of any business or undertaking authorized hereunder to be conducted in the Premises.

(f) Exclusive Delivery Facilities. Tenant shall keep and maintain in good order, condition and repair any loading platform, truck dock and/or truck maneuvering space thereof which is used by Tenant notwithstanding the fact that the same may be deemed to be a portion of the Common Area.

(g) Garbage. Landlord will supply a compactor for the disposition of garbage and Tenants agree to deposit its garbage in such sealed container. Your store will pay a monthly charge of $0.00 per square foot. Any increase that may be imposed will be paid in the same proportion. Tenant agrees not to permit the accumulation (unless in concealed metal containers) or burning of any rubbish or garbage in, on or about any part of the Shopping Mall.

(h) Rules and Regulations. Tenant shall observe all rules and regulations established by Landlord from time to time for the Shopping Mall.

(i) Restrictive covenants. Tenant agrees that it will comply with and observe all restrictive covenants which affect or are applicable to the Premises and the Common Area.

Section 9.04: Restrictions on Tenant’s Activities at Shopping Mall

(a) Sidewalk use. Tenant shall not use the sidewalk adjacent to or any other space outside the Premises for display, sale or any other similar undertaking.

(b) Loudspeaker Use. Tenant shall not use any advertising medium which may be heard outside the Premises.

(c) Vending Machines. No coin or token-operated amusement devices may be operated in the Premises, unless approved by Landlord.

(d} Delivery of Merchandise. Delivery of merchandise will be permitted up to 11:00 a.m. everyday. After that time, no truck, car or delivery vehicle of any kind will be allowed to enter the parking or the common area of the Shopping Mall.

ARTICLE X. TRANSFER OF INTEREST, PRIORITY OF LIEN

Section 10.01: Assignment of Sublet.

{a) Tenant shall not transfer or assign this Lease or sublet the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any attempted transfer, assignment or subletting without such consent shall be void and confer no rights upon any third person. No assignment or subletting shall relieve Tenant of any obligations under this Lease and the consent by Landlord to any transfer, assignment or subletting shall not release Tenant of any obligations under this Lease. The consent by Landlord to any transfer, assignment or subletting shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future transfer, assignment or subletting.

(b) If Landlord consents to any transfer, assignment or subletting, that consent shall not be effective unless and until Tenant gives notice of the assignment and a copy of the assignment agreement or sublease to Landlord, and the transferee, assignee or sublessee delivers to Landlord a written agreement in form and substance satisfactory to Landlord pursuant to which such transferee, assignee or sublessee assumes all of the obligations and liabilities of Tenant under this Lease.

(c) Tenant will not, without Landlord’s written consent assign this Lease to any parent, subsidiary or affiliated corporation of Tenant; to any corporation to which Tenant sells substantially all of its assets; or to any corporation with which Tenant merges or consolidates, or to which substantially all of its shares of stock are sold. Landlord consent will not be unreasonably denied insofar Tenant assigns this Lease or sublet the Premises to a reputable and responsible chain store company having a net worth comparable to or exceeding that of Tenant. Any assignment of this Lease pursuant to this subsection shall not release Tenant of its obligations under this Lease.

(d) Tenant, in this act, requested the Landlord permission to sub-lease some of the units out, based on a month to month. Sub-lease is granted.

Section 10.02: Subordination.

(a) At Landlord’s election, this Lease may be made subordinate to the lien of any present or future mortgage in favor of an institutional lender irrespective of the time of execution or the time of recording such Mortgage. If Landlord shall elect that this Lease shall be subordinate to the lien of any such Mortgage, Landlord’s election shall be effective only if the applicable Mortgagee shall enter into a recordable non-disturbance agreement with Tenant which shall be recorded at Landlord’s sole cost, all in accordance with subsection (b).

(b} A nondisturbance clause shall provide that in the event of foreclosure or other action taken under a Mortgage, this Lease and the rights of Tenant under this Lease shall not be disturbed, but shall continue in full force and effect as long as Tenant shall not be in Default under this Lease beyond the applicable cure period.

(c} Tenant shall execute any appropriate instrument in recordable form promptly in order to confirm that this Lease is a subordinate lien to any institutional mortgage.

Section 10.03: Attornment.

(a) If the Shopping Mall is encumbered by a Mortgage, and the Mortgage is foreclosed, or if the Shopping Mall is sold pursuant to foreclosure or by reason of default under a Mortgage the following shall apply notwithstanding the foreclosure, the sale, or the default: (i) Tenant shall not disaffirm this Lease or any of its obligations under this Lease. (ii) At the request of the applicable Mortgagee or purchaser at the foreclosure or sale, Tenant shall attorn to the Mortgagee or purchaser.

Section 10.04: Transfer of Landlord’s Interest.

(al The term “Landlord” as used in this Lease means only the owner for the time being or the Mortgagee in possession for the time being of the Shopping Mall. Each time the Shopping Mall is sold, the selling Landlord shall be entirely released of all obligations and liability under this Lease accruing from the date immediately following the date of sale.

(b) Notwithstanding subsection {a), a Landlord who shall intend to sell the Shopping Mall or any part thereof, shall be under a duty to require of, and enforce against a prospective purchaser, that it assume, recognize , and agree to a non-disturbance clause in favor of Tenant as a condition precedent of such sale.

Section 10.05: Mortgagee’s Rights. If Landlord shall notify Tenant that the Premises or the Shopping Mall is encumbered by a Mortgage, and shall notify Tenant of the name and address of the Mortgagee, the following shall apply, notwithstanding anything to the contrary: Upon election by Landlord, duly notified to Tenant, notice intended for Landlord shall not be deemed properly given unless a copy thereof is simultaneously sent to the Mortgagee by certified mail, return receipt requested. If any Mortgage shall perform any obligation that Landlord is required to perform under this Lease, the performance by the Mortgagee shall be deemed to be performed on behalf of Landlord insofar as Tenant is concerned, and then performance shall be accepted by Tenant as if performed by the Landlord.

ARTICLE XI. COMMON AREA AND SHOPPING MALL

Section 11.01: Use of Common Areas. Landlord hereby grants to Tenant the following privileges to use portions of the Common Area during the term of this Lease. These privileges may be exercised in common with Landlord and any designee of Landlord, and subject to Landlord’s·rules and regulations:

(a) Tenant is hereby granted the nonexclusive license to permit its customers to use the sidewalks and customer Parking Areas designated by Landlord from time to time. Tenant is hereby granted the nonexclusive license to permit its employees to use the sidewalks and employee Parking Areas designated by Landlord from time to time and if they are available. The rights to the use of the Parking Areas by Tenant’s customer and employees shall be limited to the right to pass by foot and to parking passage and maneuvering of vehicles. The rights to the use of the sidewalks shall be limited to the right to pass by foot.

{b) Tenant is hereby granted the nonexclusive privilege to permit its employees and customers to use the entrance and exit ways designate by Landlord from time to time for access to the Premises from a public street or highway adjacent to the Shopping Mall through appropriate entrances and exits designate by Landlord.

Section 11.02: Landlord’s Rights and Limitations.

Notwithstanding anything to the contrary, Landlord shall have the following rights and limitations with respect to the Common Areas:

(a) Landlord may close all or any portion of the Common Areas including the parking area to such extent as may be necessary in the opinion of Landlord’s counsel to avoid a dedication of the Common Area or a portion of the Common Area, or to avoid the creation of any rights of the public in the Common Area.

(b) Landlord may close all or any portion of the Common Area temporarily to discourage non-customer use.

(C) Landlord may temporarily, but not permanently, prohibit parking or passage of motor vehicles in areas previously designated for parking or passage.

(d) Landlord may erect additional building on the Common Area or change the location of building or other structures.

(e) Landlord may erect kiosks, carts etc., in the common area or in any other section of the Shopping Mall at any time and for any length of time at its sole discretion.

Section 11.03: License Numbers.

(a) In order to restrict the use by Tenant’s employees of Parking Areas designated or which may be designated by Landlord as customer parking areas, Tenant shall furnish Landlord with the license numbers of any vehicle of Tenant and Tenant’s employees immediately after each request thereof by Landlord.

(b) Tenants agree not to permit its employees to park in areas designated as customers parking.

Section 11.04: Tenant’s Common Area Contribution.

(a) Landlord, at its expense (subject to the reimbursement provisions hereinafter set forth) will operate and maintain the Common Areas in a first-class condition. For the purpose of this Article, Landlord’s Operating Costs shall be those of operating and maintaining the Common Areas in a manner deemed by Landlord reasonable and appropriate and for the best interest of the lessees of the Shopping Mall, including, without limitation, all costs and expenses of operating, repairing, lighting, cleaning, painting and striping, Christmas decoration, Security, Equipment, insurance (excluding public liability, fire, extended coverage and earthquake insurance) workmen’s compensation, removing debris and garbage; inspection and depreciation of machinery and equipment used to the extent used in the operation of the Common Areas; costs and expenses, other than those of a capital nature, of maintaining and replacing paving, curbs, walkways, landscaping, drainage and lighting facilities; security; and actual and direct office, supervision, and administration expenses. Other than as specifically stated hereinabove, Landlord’s operating Expenses shall not include depreciation.

(b) Tenant’s Common Area Contribution as defined in Section 2.07 shall be payable in equal monthly installments. Each installment shall be payable in advance together with the Rent Payment. The first installment shall be payable on the Commencement Date.

(c) Tenant’s Common Area Contribution will be estimated at the rate of te dellars aali fiftee11 @e11tss ( $2.Hi) per square foot of space per annum. If Tenant requests within one hundred twenty (120) days following the end of each Calendar Year, Landlord will make available to Tenant a detailed statement of Landlord’s Operating Expenses incurred during the preceding Lease Year and of Tenant’s Pro-rata share thereof. If Tenant’s Common Area Contribution for the preceding Lease Year was not sufficient to cover Tenant’s Pro-rata Share of Landlord’s Operating Expenses, Tenant will pay, as additional rent, to Landlord the deficiency within twenty (20) days after receiving Landlord’s statement. If Tenant Pro-rata Share of Landlord’s Operating Expenses is greater than Tenant’s Common Area contribution made during the preceding Lease Year, Tenant shall take a credit to be applied only to Tenant’s Common Area contribution for the then-current Lease Year.

(d) This Lease is net lease. Therefore the Lessee shall pay, in addition to all rents, insurance, utilities and taxes as provided in this Lease, all costs connected with or arising out of the ownership or operation of the leased premises, and all other expenses of every nature whatsoever, including but not limited to all repairs, it being the intent of the parties that Landlord is to receive all rentals provided for in this Lease net and clear of all costs and charges arising from or relating to the leased premises and that Tenant is to pay any and all charges and expenses of the leased premises and its appurtenances in any manner during the term of this lease.

Section 11.05: Landlord’s obligation with Respect to Common Area. Landlord shall keep the Common Area properly paved and in good order and repair throughout the Term. Landlord shall keep the lights on in the Parking Area from sunset until sunrise. Landlord shall keep the Common Area properly drained and shall provide painted stripes to designated parking spaces.

Section 11.06: Promotional Fund. Landlord, at its sole discretion, shall create and Tenant shall join a “Promotional Fund’ to be solely utilized to advertise and promote the Shopping Mall facilities. This fund shall be created and supported with the payment by each Tenant of $1.00 (one dollar) per square foot per annum of the Demised Premises to be paid on a monthly basis as part and in addition to its monthly rental installment. At least three publications will be produced to advertise the Tenants and the products they offer. Failure of Tenant promotional events Tenant’s monthly to cover the payment will cause Landlord to rental payment for the required for these add such cost to following monthly installment to be paid on the due date for such installment.

Section 11.07: Apportionment of Charges. If the first and/or last months of the term of this Lease consist of less than full calendar months, then the installment of Common Area contributions payable under section 11.04 for these months shall be apportioned on the basis of the number of days of these months that occur during the Term.

ARTICLE XII INSURANCE

Section 12.01: Liability Insurance.

(a) Tenant shall provide and maintain a comprehensive policy of liability insurance with respect to the Premises. Landlord and any designee of Landlord shall be named as additional insureds. The liability insurance policy shall protect Landlord, Tenant and any designee of Landlord against any liability which arises from any occurrence on or about the Premise or any appurtenance of the Premises, or which arises from any of the Claims indicated in Section 12.03 against which Tenant is required to indemnify Landlord.

(b) The policy is to be written by a reputable and solvent insurance company authorized to do business in Puerto Rico. The coverage limits of the policy shall be at least One Million Dollars ($1,000,000.00) Combine Single Limit to any one accident.

(C)	(i)	Landlord shall provide and maintain a comprehensive policy of liability insurance with respect to the Common Area.

(ii)	The policy shall be written by a reputable and solvent insurance company authorized to do business in Puerto Rico.

(iii)	The coverage limits shall be at least One Million Dollars {$1,000,000.00} Combine Single Interest to any one accident.

(d) Tenant shall comply with all Insurance Requirements relating to or affecting the Premises. If the insurance premiums applicable to the Shopping Mall exceed the rate that would have been applicable for the Permitted Use as a result of any failure by Tenant to comply with all Insurance Requirements, Tenant shall reimburse to Landlord the excess. The reimbursement shall be made within ten (10) days after Landlord renders a bill thereof. For the rating purpose of this Section, any finding or schedule of a fire insurance organization having jurisdiction over the Premises or the Shopping Mall shall be deemed to be conclusive.

Tenant’s liability for increased insurance premiums under this section shall be limited to premiums which relate to policies actually carried by Landlord. Tenant will pay Landlord the Pro-Rata share of the Landlord Liability Insurance of the Common Area.

Section 12.02: Plate Glass Insurance. Tenant shall keep all plate glasses of the Premises insured against all risks for the benefit of Landlord and Tenant in amount equal to the cost of same with a reputable and solvent insurance company authorized to do business in Puerto Rico.

Section 12.03: _I_n_d_e_m_n_i_’_ty_. (�H_O_L D HARML_E_S_S--’-)

a) “Claims” means any claims, suits, proceeding, actions, causes of action, responsibility, liability, demands, judgments, and executions by third parties.

b) Tenant hereby indemnifies and agrees to save Landlord harmless from and against all claims, which either (i) arise from or are in connection with Tenant’s possession, use, occupation, management, repair, maintenance or control of the Premises or any portion thereof; (ii) arise from or are in connection with any act or omission of Tenant or Tenant’s Agents; (iii) result from any default, breach, violation or non-performance of this Lease or any provision of this Lease by Tenant; or (iv) result in injury to person or property tangible or intangible or loss of life sustained in or about the Premises. Tenant shall defend any claims against Landlord with respect to the foregoing or in which Landlord may be impleaded. Tenant shall pay, satisfy and discharge any judgments, orders and decrees which may be recovered against Landlord in connection with the foregoing.

(c) The indemnification and hold harmless shall include reasonable attorney’s fees and costs incurred by either party in the defense of the Claim.

Section 12.04: General Provisions with respect to Insurance.

(a) On or before Tenant enters the premises for any reason, and before any insurance policy shall expire, Tenant shall deliver to Landlord the policy or a renewal thereof, as the case may be, together with evidence of payment of applicable premiums. Any insurance required to be carried under this Lease may be carried under a blanket policy covering the Premises and other locations of Tenant. If Tenant includes the Premises in blanket coverage, Tenant may deliver to Landlord a duplicate original of the blanket insurance policy or a certificate evidencing such insurance instead of the original of the policy.

(b) All insurance policies required to be carried under this Lease by or on behalf of Tenant shall provide (and any certificate evidencing the existence of any insurance policies, shall certify) that: Landlord shall be given thirty (30) days written notice before any cancellation, alteration, change or failure to renew. As used in this Lease, the term “insurance policy shall include any extensions or renewals of any insurance policy.

Section 12.05: Non-Liability of Landlord. Landlord shall not be responsible or liable to Tenant for any loss or damage resulting to Tenant or its property from water, gas, or steam, or the bursting, stoppage or leakage of pipes, or interruption in the utilities services.

Section 12.06: Inability to Perform

(a) If Landlord fails to perform any of its obligations under this Lease as a result of Force Majeure, Landlord shall not be liable for loss or damage for the failure and Tenant shall not be released from any of its obligations under this Lease.

(b) If Landlord is delayed or prevented from performing any of its obligations as a result of Force Majeure, the period of delay or prevention shall be added to the time herein provided of the performance of any such obligation.

(c) If Tenant is delayed or prevented from performing any of its obligations under this Lease, other than obligation to pay rent or any other charges, as a result of Force Majeure, the period of delay or prevention shall be added to the time provided for the performance of the obligation.

(d) Lack of funds shall not be deemed to be a cause beyond the control of either party.

Section 12.07: Rental Insurance Coverage

Tenant will carry Rental Insurance coverage which guarantees to Landlord full payment of the rent during at least six (6) months under any circumstances in which Tenant claims the right to abate rental payments under this contract. Within a reasonable time before the Commencement Date, Tenant shal1 deposit with Landlord a certificate evidencing the insurance. The certificate shall name Tenant, Landlord, and any party designated by Landlord as insureds as their interest may appear, and shall provide in effect that the related insurance policy shall not be canceled, transferred, altered by the insurer unless it gives Tenant and Landlord at least a thirty (30) day notice of cancellation prior to the cancellation date.

Section 12.08: Fire and Extended Coverage Insurance.

(a) Landlord shall carry fire insurance with standard extended coverage endorsement (including vandalism and malicious mischief) and earthquake insurance with respect to the Building. The amount of fire insurance shall not be less than 100% of the sound insurable value of the Building except for footing and foundations. foundations. Earthquake insurance shall include footings and Insurance shall be carried with solvent and responsible companies authorized to do business in Puerto Rico. Tenant will pay to Landlord the premium of this insurance in a Pro-rata share. If the Building is damaged by fire, earthquake or any other calamity in such a way that the operation of Tenant is not suitable, Landlord may cancel the contract without penalty and no claims by either party will be established.

Section 12.09: Obligation to Rebuild.

If any portion of the Premises is damaged by fire or other casualty insurable under a standard fire insurance policy with standard extended coverage endorsement, and this Lease is not terminated, Tenant shall repair or rebuild the Premises or such portion to the condition existing immediately prior to the occurrence. The repair or rebuilding shall be commenced within ten (10) days after the occurrence and be reconstructed and restored within: (x} one hundred twenty {120) days in all cases except earthquake; (y) one hundred fifty (150} days in case of earthquake, and (z) in any case if demolition of the structure is required the period shall be increased by thirty (30} days. In any event Tenant shall restore the premises and reopen to the public as speedily as circumstances permit. Each reference to “standard extended coverage endorsement” shall also refer to vandalism and malicious mischief endorsements.

Section 12.10: Waiver of Subrogation.

Landlord and Tenant hereby release each other and each other’s officers, directors, employees and agents, from liability or responsibility for any loss or damage to property covered by valid and collectively fire insurance with standard extended coverage endorsement. This release shall apply not only to liability and responsibility of the parties to each other but shall also extend to liability and responsibility for anyone claiming through or under the parties by way of subrogation or otherwise. This release shall apply even if the fire or other casualty shall have been caused by the fault or negligence of a party or anyone for whom a party may be responsible. However, this release shall apply only with respect to loss or damage actually recovered from an insurance company. This release shall not apply to loss or damage of property of a party unless the loss or damage occurs during the time the fire or extended coverage insurance policies of a party contain a clause or endorsement to the effect that any release shall not adversely affect or impair the policies or prejudice the right of the party to recover thereunder. Landlord and Tenant each agree that any fire and extended coverage insurance policies covering the Premises or their contents shall include this clause or endorsement as long as the same shall be obtainable without extra cost, or , if extra cost shall be charged therefor, so long as the other party pays the extra cost. If extra cost shall be chargeable, the party whose policy is subject to the extra cost shall advise the other thereof, and of the amount of the extra cost.

Section 12.11: Insurance Coverage (Face Amount).

The minimum amount of Liability Insurance established in Section 12.01 will be revised every three (3) years and if necessary, Landlord will notify Tenant of any increase for the following three (3) year period. This will cover Tenant and Landlord alike.

Section 12.12: Rent Abatement.

(a) Abatement. If all or any portion of the Premises is damaged by fire or earthquake and this Lease is not terminated pursuant to any provisions of this Lease, the following shall apply: Rent shall abate from the date of the occurrence in the proportion that the area or the portion of the Premises rendered unusable for the· Permitted Use bears to the entire area of the Premises. The abatement shall continue until the earlier to occur of (i) the tenth (10th) day next following the completion of the repair of the damage, or (ii) the first day on which Tenant uses the portion of the Premises so damaged for the sale of merchandise.

(b) Abatement of Other Charges. If Minimum Rent abates in accordance with this Section 12.12, every other charge payable by Tenant to Landlord shall abate in the same proportion.

ARTICLE XIII. CONDEMNATION

Section 13.01. Definition. As used in this Lease, the following words have the following meanings:

(a) Award: means the award for all proceeds of any Taking less all expenses in connection therewith including attorney’s reasonable fees.

(b) Taken: means the taking of, or damage to, the Premises or the Shopping Mall or any portion thereof, as the case may be, as the result of the exercise of any power of eminent domain, condemnation, or purchase under threat thereof or in lieu thereof.

(C) Taking Date: means the date on which the condemning authority shall have the right to possession of the Premises or the Shopping Mall or any portion thereof as the case may be.

Section 13.02. Total or Substantial Taking of Premises.

(a) If all of the Premises shall be taken, except for a Taking for temporary use, this Lease shall be canceled automatically as of the Taking Date. If 25% or more of the Premises shall be Taken, Tenant shall have the option to cancel this Lease. The option to cancel may be exercised within six months of the Taking Date by giving Landlord notice that the option has been exercised.

(b) If this Lease is canceled in accordance with this Article XIII, any rent which shall have been paid on or before the date of cancellation that is allocable to a period after the date of cancellation shall be refunded. If any rent shall have been paid with respect to a period after the date of cancellation, that rent shall be prorated in accordance with section 5.01.

Section 13.03. Abatement and Restoration. If all or a portion of the Premises shall be Taken, except for a Taking for temporary use, and this Lease shall not be canceled under section 13.02, the following shall apply: Minimum Rent shall be reduced in the proportion that the area so taken bears to the entire area of the Premises. Tenant shall restore the remaining portion of the Premises, to the extent practical, to render it reasonably suitable for the Permitted Uses. Tenant shall not be obligated to spend an amount greater than the award for the restoration.

Section 13.04. Taking for Temporary Use. If there is a Taking of the Premises for temporary use, this Lease shall continue in full force and effect, and Tenant shall continue to comply with Tenant’s obligations under this Lease, except to the extent compliance shall be rendered impossible or impractical by reason of the Taking. If all of the Premises shall be Taken for temporary use, rent shall abate during the course of the Taking. If part of the Premises shall be taken for temporary use, rent shall abate until the end of the Taking in the same proportion as in the case of a permanent Taking. If the duration of a Taking for temporary use exceeds one (1) year, and if it is unreasonable to expect Tenant to operate its business from any portion of the Premises not so Taken during that period, Tenant shall have the option to cancel this Lease. The option may be exercised only by giving notice thereof to Landlord within the sixty (60) days following the expiration of such one-year period.

Section 13.05. Disposition of Awards.

(a) All condemnation awards for a total or partial taking of the land of the Premises shall belong to and be the property of Landlord.

(b) If all or any portion of the land and buildings of then Premises shall be taken, Landlord and Tenant shall agree upon and appraiser within the thirty (30) days following the taking or shall select an impartial third party who will within ten (10) days select an appraiser. Said appraiser shall appraise the land of the Premises only at market value, and the difference between said land appraisal and the final award for both land and buildings shall be conclusively deemed to be the stipulated value of the award for the building.

(c) Tenant shall have the right to make a separate claim in condemnation proceedings for the value of its trade fixtures removal expenses, and relocation expenses.

ARTICLE XIV. LANDLORD’S COVENANTS

Section 14.01. Covenant and Quiet Enjoyment.

Landlord covenants that if Tenant pays the rent and all other charges provided for in this Lease, performs all of its obligations provided for under this Lease, and observes all of the other provisions of this Lease, Tenant shall peaceably and quietly enjoy the Premises in accordance with the terms of this Lease without any interruption or disturbance form Landlord or persons claiming through or under Landlord.

ARTICLE XV. DEFAULT, REMEDIES

Section 15.01: Tenant’s Default.

(a) Tenant shall be in 11Default11 under this Lease if anyone of the following events shall occur:

(i) If Tenant shall fail to pay Minimum Rent or Additional rent when due. No notice by Landlord to Tenant on its failure to pay is necessary for Tenant to incur in said default.

(ii) If Tenant shall fail to perform any of its other obligations under this lease and the failure shall continue for a twenty (20) day period after Landlord shall have given Tenant written notice of its initial failure to perform.

Section 15.02. Landlord’s Remedies. If tenant shall be in Default Under this Lease, Landlord may exercise any remedy specified in subsection (a), (b), (c) (d) or any combination thereof as follows:

(a) Commence legal action under the laws of Puerto Rico to evict Tenant or request specific performance.

(b) Landlord may give Tenant a written notice of Landlords intention to end the term of this Lease at the expiration of the ten (10) day period after the notice of cancellation is given. Unless the Default is cured before the expiration of the ten day period, this Lease shall be canceled, and all of the obligations and responsibilities of the parties under this Lease shall terminate except for accrued liabilities and except that Tenant shall surrender the premises to the Landlord in accordance with the Section 7.06.

(c) Landlord at any time and without notice may, but shall not be obligated to, cure Tenant’s Default for the account and at the expense of Tenant, including without limitation, reasonable attorney’s fees.

(d) (i) Landlord will notify Tenant that its rights under this Lease shall terminate on a date specified in the written notice, and Tenant’s rights under this Lease shall terminate on the date so specified except as provided in this subsection {c). Notwithstanding the termination, Tenant’s liability for its failure to comply with the provisions of this Lease shall continue. repossess Landlord may reenter the Premises; Landlord may the Premises (by judicial summary proceedings, ejectment or otherwise); Landlord may dispossess Tenant; and Landlord may remove Tenant from the Premises. Tenant waives any right to the service of any notice of the Landlord’s intention to reenter provided for by any present or future law and any right to reenter the premises or restore the operation of this Lease {other than rights set forth in this Lease). Landlord may relet the premises in whole or in part. The reletting may be for a period that is longer or shorter than the Term of this Lease. Landlord shall make reasonable effort to relet the premises at its fair rental value.

{ii) Tenant shall pay as liquidated and agreed current damages to Landlord a sum equal to one-year minimum rent plus all additional rents due hereunder plus reasonable Landlord’s expense of reentering, repossessing, reletting, altering and repairing the Premises including Landlord’s attorney’s fees and brokerage commissions, for such relettings.

(iii) In order to further secure compliance of Tenant’s obligation, Tenant deposits with Landlord the equivalent of one month’s Minimum Rent as referred in Section 1.03, in addition to its first payment in advance. This deposit will be given on the day this contract is signed, if for any reason Tenant decides to cancel this contrac.t before the expiration date the deposit will be vested into Landlord. Said deposit will not be utilized by Tenant in lieu of, or for the purpose of paying any monthly rental payment and will be reimbursed to Tenant by Landlord upon expiration and Tenant’s compliance of all its obligations under this contract.

Section 15.03. Landlord Default. If Landlord shall fail to perform any substantial obligation and the failure to perform shall continue for thirty days (30) without Landlord having commenced to remedy the default after Tenant shall have given Landlord written notice thereof, Landlord shall be in Default under this Lease.

If Landlord is in default with respect to any obligation under this Lease, Tenant may perform the obligation on behalf and at the expense of Landlord, pay any sum necessary for the performance, and claim from Landlord the cost thereof, including without limitation, reasonable attorney’s fees and expenses.

Section 15.04. Prerequisites to the Exercise of Remedies

a} Neither the Landlord nor the Tenant shall have any rights arising from a failure to perform or remedy against the other unless a Default shall have occurred.

b) No default shall be deemed to have occurred if and so long as Tenant or Landlord, as the case may be, shall be delayed in, or prevented from, performing by Force Majeure. This clause shall not apply to the Tenant’s duty to pay Minimum and Additional Rent.

Section 15.05. Performance Under Protest.

a} If a dispute shall arise between the parties as to the performance of any obligation, excluding the payment as fixed Minimum Rent or Additional Rent, a party contending that an obligation is the other party1s duty may perform the obligation under protest. The performance of and obligation under protest shall not be regarded as voluntary performance. A party which shall have performed an obligation under protest shall have the right to bring suit for the recovery of the cost and expenses of performance. If it shall be determined that the other party was required to perform the obligation, the other party shall reimburse the party that shall have performed the obligation under protest for the cost and expenses of performance, plus its expense of litigation.

b) If Tenant is required to reimburse Landlord under subsection (a} and an invoice for reimbursement is not paid within thirty (30) days after it is rendered, the amount of the invoice shall be added to the next installment of Minimum Rent.

Section 15.06. Interest. If Tenant shall fail to pay any Rent and /or other charges when the same become due and payable, such amounts shall bear interest beginning on the first day after disbursement should have been made by Tenant and until payment thereof, at one percent (1%) over the prime rate charged by Citibank at its New York City offices. Such interest shall be deemed additional rent.

ARTICLE XVI. OVERAGE

Section 16.01. Unless otherwise agreed upon by the parties, there will be no percentage rent for overage application to this Lease.

ARTICLE XVII. RIGHT OF ACCESS

Section 17.01. Entry. During any reasonable time before and after the Commencement Date, Landlord may enter upon the Premises, any portion thereof and any appurtenance thereto (with men and materials, if required) for any of the following purposes:

a) inspecting the Premises; b) making any repairs replacement or alteration which Landlord may be required to perform under this Lease; and c) showing the Premises to prospective purchasers or lessees.

Section 17.02 Mode. Landlord may exercise its rights under section 17.01 only after giving reasonable notice or such other notice required in this Lease for any particular action and during reasonable hours, except in the event of an emergency. In connection with the exercise of any of these rights, Landlord agrees that, to the extent practicable, Landlord will not unreasonably interfere with the operation of Tenant’s business in the Premises. Landlord’s rights to show the Premises to prospective lessees may be exercised only during the last six (6) months of the term.

ARTICLE XVIII INTERPRETATION, NOTICES, MISCELLANEOUS

Section 18.01: Holding Over: Should Tenant hold over in possession of the demised premises after the expiration of the term hereof without the execution of a new Lease Agreement of extension or Renewal Agreement, Tenant, at the option of Landlord, shall be deemed to be occupying the demised premises from month to month, subject to such occupancy being terminated by either party upon at least thirty (30} days written notice, at one hundred fifty percent (150%) of the rental including, but not limited to, Fixed Minimum Rent, Percentage Rent, Tax Rent, Tenant’s proportionate share of Operating Cost, the Utility Charge, Promotion Charge, and additional rent provided herein, all calculated, from time to time, as though the term of this Lease had continued and otherwise subject to all of the other terms, covenants and conditions of the Lease insofar as the same may be applicable to a month to month tenancy.

Section 18.02: Interpretation:

a) Exhibits ‘A’ (Landlord’s Plans and Specifications) and 1B’ (Tenant’s Plans and Specifications and Tenant’s Itemized Construction Costs) are considered a part of this Lease, and delivered simultaneously with the execution of this Lease duly initialed by both parties, but are not physically attached to this Lease.

b) Any references in this Lease to “subtenants” or “licensees” shall not be deemed to imply that any subtenants or licensees are permitted under this Lease.

c) If any provision of this Lease or the application of any provision of this Lease to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application of such provision to person or circumstances other than those of which it is invalid or unenforceable, shall not be affected thereby; and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

d) The captions and headings use throughout this Lease are for convenience of reference only and shall not affect the interpretation of this Lease.

(i) Any provision of this Lease which permits or requires a party to take any particular action shall be deemed to permit or require, as the case may be, the party to take such action or cause such action to be taken.

(ii) Any provision of this Lease which requires any party not to take any particular action shall also be deemed to require the party not to permit such action to be taken by any person or by operation of law.

e) This Lease has been executed in several counterparts, and each of said counterparts shall constitute an original contract for all legal purposes.

f) Wherever a requirement is imposed on any party to this Lease, it shall be deemed that party shall be required to perform the requirement at its own expense unless it is specifically provided to the contrary.

g) The singular includes the plural and the plural includes the singular.

Section 18.03. Construing Various Words and Phrases.

a) Wherever it is provided in this Lease that a party may perform an act or do anything, it shall be construed that party may, but shall not be obligated to, so perform or so do.

b) The words, “re-enter” and “re-entry”, as used in this Lease are not restricted to their technical legal meaning.

c) The following words and phrases shall be construed as follows:

(i) “At any time” shall be construed as “at any time or from” “time to time”.

(ii) “Any” shall be construed as “any and all”.

(iii) “Inc1uding” shal1 be construed as 11inc1uded but not limited to”.

Section 18.04. Entire Agreement, Etc.:

(a) This Lease, including Exhibits and Riders, if any attached hereto, sets forth the entire agreement between the parties.

(b) All prior conversations or writings between the parties hereto or their representatives are merged herein and extinguished.

(c) This Lease shall not be modified except by a writing subscribed to by the party to be charged, nor may this Lease be canceled by Tenant or the Demised Premises surrendered except with the written express authorization of Landlord, unless otherwise specifically provided herein.

(d) The submission by Landlord to Tenant of this Lease in draft form shall be deemed submitted solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option for the leasing of the premises herein described, and shall not confer any rights or impose any obligations upon either party. The submission by Landlord of this Lease for execution by Tenant and the actual execution and delivery thereof by Tenant to Landlord shall similarly have no binding force and effect unless and until Landlord shall have executed this Lease and a counterpart thereof shall have been delivered to Tenant.

e) If any provision contained in any Rider or Exhibit hereto is inconsistent or in conflict with any printed provisions of this Lease, the provision contained in such Rider or Exhibit shall supersede said printed provision and shall be paramount and superior.

Section 18.05. Communications: No notice, request, consent, approval, waiver or other communication under this Lease shall be effective unless the same is in writing and is mailed by certified mail, postage prepaid, addressed as follows:

a) If intended for Landlord, a communication shall be effective if mailed to the address designated as Landlord’s Notice Address in Section 1.11 or to such other address as Landlord designates by giving notice to Tenant, with a copy to the address designate as Landlord’s Notice copy Address in Section 1.11. or to such other person or party as Landlord shall designate by notice to Tenant, and

b) If intended for Tenant, a communication shall be effective if mailed to the address designated as Tenant’s Notice Address in Section 1.11 or to such other address as Tenant shall designated by giving notice thereof to Landlord with a copy to the address designated as Tenant’s Notice copy Address in Section 1.11, or to such other person or party as Tenant shall designate by giving a notice thereof to Landlord.

Section 18.06. Method of Payment. Except as may be provided otherwise in this Lease, all amounts payable under this Lease shall be payable in coin or currency of the United States of America which at the time of payment is legal tender for public and private debts.

Section 18.07. Successors and Assigns: Except as otherwise provided, this Lease shall bind and inure to the benefit of the parties and their respective successors, legal representatives, heirs and assigns.

Section 18.08. Responsibility of Tenant: Any restriction or requirement imposed upon Tenant under this Lease shall be deemed to extend to Tenant’s subtenants, concessionaires and licensees; and it shall be Tenant’s to obligation to cause the foregoing persons to comply with restrictions and requirements.

Section 18.09. Authority to Sign: No employee or agent of Tenant or Tenant’s broker, if any, has authority to make a lease or any other warranty, representation, agreement or undertaking. The submission or this document for examination and negotiation does not constitute an offer to lease or a reservation of or option for the Demised Premises and this document will become effective and binding only upon execution and delivery by Landlord and an authorized officer of Tenant. All negotiations, considerations, representations and understanding between the parties are incorporated in this document and may be modified or altered only by agreement in writing between the parties, and no act or omission of any employee or agent of the parties or any broker, if any, shall alter, change or modify any of the provisions of this Lease.

Section 18.10. Addenda and Exhibits: This Lease includes the following Rider (s) and/or Exhibits, which shall take precedence over conflicting provisions (if any) of this Lease and are made an integral part of this Lease and fully incorporated by reference.

Exhibit “A” Landlord’s Plans and Specifications

Exhibit “B" Tenant’s Plans & Specifications and Tenant’s Itemized Construction Cost.

Exhibit “C” List of Documents required by Landlord.

Exhibit “D” Early Termination Clause.

Section 18.11: Failure strictly and promptly to enforce the conditions set forth above shall not operate as a waiver of Landlord’s rights. Landlord expressly reserves the right always to enforce prompt payment of rent and to treat the failure to pay rent in accordance with this Lease as a default, regardless of any indulgences or extensions previously granted. The acceptance of rent by Landlord shall not waive any preceding breach by Tenant of any term or condition of this Lease, other that the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of the preceding breach at the time of the acceptance of such rent. Landlord’s acceptance of any rent in arrears, or after notice of institution of any suit for possession or for cancellation of this Lease, will not be considered as a waiver of such notice or of the suit, or of any of the other rights of Landlord. The waiver by Landlord or Tenant of any breach of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other term or condition of this Lease. No term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing and signed by Landlord or Tenant.

Section 18.12: If an attorney is employed to enforce or protect any claim of Landlord arising from this Lease, Tenant shall pay, as the fee of that attorney, an additional sum amounting to 25% of the amount of the first $2,500.00 of the amount of the claim and 15% of the amount of the claim in excess of $2,500.00, or, if the claim is not for money, Tenant will pay Landlord the actual attorney’s fees expended, together with all costs, charges and expenses; the minimum fee in any event to be $350.00.

ARTICLE XIX: BROKERAGE

Section 19.01: Brokerage Fee: Fees payable to brokers instrumental in consummating this Lease in behalf of Landlord will be paid by Landlord. Tenant represents that no broker in its behalf was instrumental thereof.

ARTICLE XX: PERSONAL GUARANTY

Section 20.01: The Personal Guarantor, absolutely, unconditionally and irrevocably guarantees, as primary obliger and not merely as surety, the punctual payment, when due, whether at stated maturity, by acceleration or otherwise, of all present and future obligations, liabilities, covenants and agreements required to be observed, performed, or paid by the Tenant whether for principal, interest (including interest accrued after the commencement of any insolvency, bankruptcy or reorganization of the Tenant), costs, expenses and fees and agrees to pay any and all reasonable costs, fees and expenses incurred by the Landlord in any way related to the enforcement or protection of the Lender’s rights hereunder.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Lease at San Juan, Puerto Rico, on the date stated at the top of page one (1) hereof.

JLR HOLDINGS, LLC	BF PRIME, LLC
(Landlord)	(Tenant)

JLR HOLDINGS, LLC	BF PRIME, LLC
(Landlord)	(Tenant)

PERSONAL GUARANTOR

Aff. Num. _________________

Acknowledged and subscribed before of executive and resident of identified on behalf of BF PRIME, LLC; and RUBEN FRANCISCO IRIZARRY ALCARAZ, of legal age, married, executive, and resident of Trujillo Alto, Puerto Rico, personally known to me, on behalf of JLR Holdings, LLC.

In San Juan, Puerto Rico on January          , 2025

Aff. Num.____________

Acknowledged and subscribed before me by Joseph La Rosa and Deana La Rosa, both of legal age, married to each other, executives, and residents of Celebration, Florida, USA identified

In two thousand twenty five (2025). My Commission Expires on (Please attach County Clerk Certificate Notarial Authentication or Apostille, as Applicable)

Aff. Num.

Acknowledge and subscribed before me by RUBEN FRANCISCO IRIZARRY ALCARAZ of legal age, married, executive, and resident of Trujillo Alto, Puerto Rico, personally known to me, on behalf of JLR Holdings, LLC.

In San Juan, Puerto Rico, 2025.

EXHIBIT A

FLOOR PLAN

EXHIBIT D

“EARLY TERMINATION CLAUSE”

JLR HOLDINGS, LLC will be in disposition of rescinding the Lease Agreement provided that BF Prime, LLC meet the following requirements:

1.	Submit financial statements of the corporation showing the company’s insolvency.

2.	Rent payment shall be on time with no outstanding balances.

3.	Tenant is not in violation of any clause(s) of the Lease Agreement.

4.	Tenant shall be in Business for, at least, twelve (12) months of uninterrupted operations.

5.	Provide a sixty (60) days previous written notice.

6.	Penalty for early termination will be two (2) months of the prevailing monthly rent.

In WITHNESS WHEREOF, the parties hereunto set their hands and seals on the date set forth below.

45